UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   THOMPSON, RICHARD K.
   6575 COUNTRYWOODS LANE
   GRANITE BAY, CA 95746 USA
2. Date of Event Requiring Statement (Month/Day/Year)
   03/22/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   JVWEB, INC. JVWW.OB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
    CHIEF EXECUTIVE OFFICER
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Beneficially Owned |
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1. Title of Security            |2. Amount of             |3. Ownership               |4. Nature of Indirect                      |
                                |   Securities            |   Form:                   |   Beneficial Ownership                    |
                                |   Beneficially          |   Direct(D) or            |                                           |
                                |   Owned                 |   Indirect(I)             |                                           |
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   Common Stock                       500,000 *               D

* All of these shares were issued as restricted shares, subject to forfeiture.
However, this restriction and the risk of forfeiture has lapsed with respect to 200,000 shares as of this filing and will lapse as to an additional 25,000 shares every three months thereafter until all of the shares are free from the restriction and the risk of forfeiture.
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Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative        |2.Date Exer-        |3.Title and Amount         |4. Conver-    |5. Owner-       |6. Nature of       |
  Security                   |  cisable and       | of Underlying             |   sion or    |   ship         |   Indirect        |
                             |  Expiration        | Securities                |   exercise   |   Form of      |   Beneficial      |
                             |  Date(Month/       |---------------------------|   price of   |   Deriv-       |   Ownership       |
                             |  Day/Year)         |               |  Amount   |   deri-      |   ative        |                   |
                             | Date    | Expira-  |               |  or       |   vative     |   Security:    |                   |
                             | Exer-   | tion     |       Title   |  Number of|   Security   |   Direct(D) or |                   |
                             | cisable | Date     |               |  Shares   |              |   Indirect(I)  |                   |
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SIGNATURE OF REPORTING PERSON

Richard Thompson

DATE April 1, 2002